Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$5.25 NET PER SHARE

pursuant to the Offer to Purchase

dated October 22, 2014

by

BGC Partners, L.P.,

an operating subsidiary of

BGC Partners, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 19, 2014 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 22, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by BGC Partners, L.P., a Delaware limited partnership (the “Purchaser”) and an operating subsidiary of BGC Partners, Inc. a Delaware corporation (“BGC”), to act as Information Agent in connection with the Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”), at a purchase price of $5.25 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 22, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1.	Offer to Purchase dated October 22, 2014;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares), together with the included Internal Revenue Service Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if share certificates for such Shares (the “Share Certificates”), or, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing shares of Common Stock and certificates representing the associated Rights, are not immediately available or if the Share Certificates, or, if certificates have been issued in respect of the Rights prior to the expiration of the Offer, certificates representing shares of Common Stock and certificates representing the associated Rights, and all other required documents cannot be delivered to American Stock Transfer and Trust Company, LLC (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, in each case, on a timely basis; and

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates (as defined in the Letter of Transmittal) should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in Section 3 of the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Stockholders whose Share Certificates are not immediately available or who cannot deliver the certificates, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver all other required documents to the Depositary prior to the Expiration Date, may tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the undersigned and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on November 19, 2014, unless the Offer is extended or earlier terminated. Previously tendered Shares may be withdrawn at any time prior to the Expiration Date and, if Purchaser has not accepted such Shares for payment by December 22, 2014, such Shares may be withdrawn at any time after that date until Purchaser accepts Shares for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3 of the Offer to Purchase may not be used during any subsequent offering period.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of the Purchaser, BGC, the Company, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.